Exhibit 99.1

ASX Announcement

28 April 2023

Response to media

Coronado Global Resources Inc. (ASX:CRN) (Coronado) refers to the article in McCloskey’s Newswire Service regarding a potential acquisition of the Crimson Oak Grove Resources mine (Oak Grove), a metallurgical coal mine in Alabama in the United States (potential acquisition).

Coronado confirms that it was in preliminary confidential discussions regarding a potential acquisition of Oak Grove. Presently, the companies are no longer in discussions as to any transaction. Coronado will keep the market informed in accordance with its continuous disclosure obligations.

Coronado from time-to-time engages with other companies to consider potential transactions as part of its plan to drive shareholder value.

This announcement was authorised for release by the Disclosure Committee of Coronado Global Resources Inc.

For further information please contact:

Investors	Media
Andrew Mooney	Helen McCombie
Vice President Investor Relations and Communications	Citadel Magnus
P: +61 458 666 639	P: +61 411 756 248
E: amooney@coronadoglobal.com	E: hmccombie@citadelmagnus.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com